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                                                                     EXHIBIT 4.1

                            Second Amendment to the
                             Marietta Corporation
                       1986 Employee Stock Purchase Plan

  WHEREAS, Marietta Corporation (the "Corporation") established the Marietta
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Corporation 1986 Employee Stock Purchase Plan effective March 26, 1986, as amended and clarified by the Board of Directors effective in part March 1, 1990 and in part April 1, 1990 (the "Plan"), and vested in the Board of Directors of
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the Corporation the responsibility of administering the Plan;

  WHEREAS, the Plan authorizes the Board of Directors of the Corporation, among other things, to amend and interpret the Plan;

  WHEREAS, at a duly convened meeting of the Board of Directors of the Corporation, the Board has further amended and clarified the Plan.

  NOW, THEREFORE, in consideration of the premises, the Plan is hereby amended as follows:


  1.  This Amendment shall be effective on and as of March 1, 1994.


  2. Article 4 of the Plan is hereby amended by deleting it in its entirety and inserting in its place a new Article 4 as follows:

  "4.  Eligibility
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      (a) Subject to the provisions of this Article 4, individuals who have been continuously in the employment of the Corporation or any subsidiary of the Corporation (as the term "subsidiary" is defined in Section 425(f) of the Code and hereinafter called a "Subsidiary") since January 2 of the year next preceding the year in which each Offering Date (as defined in Article 5 below) occurs, are eligible to participate in the offering of Shares made by the Corporation on such Offering Date, except:

       (i) employees whose customary employment is 20 hours or less per week;
      and

        (ii) employees whose customary employment is for not more than five months in the calendar year during which said Offering Date occurs or in the calendar year immediately preceding such year.

      All employees granted options under this Plan shall have the same rights and privileges, except as set forth herein.

      (b) No employee shall be granted an option hereunder if such employee, immediately after the option is granted, owns stock (including stock which the employee may purchase under outstanding options) possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation or of any Subsidiary computed in accordance with Section 423(b)(3) of the Code.

      (c) No employee shall be granted an option hereunder which permits his rights to purchase Shares or stock under all employee stock purchase plans of the Corporation or any Subsidiary to accrue at a rate which exceeds $25,000 (or such other maximum as may be prescribed from time to time by the Code) of fair market value of such Shares or stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time in accordance with the provisions of Section 423(b)(8) of the Code."

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  3.  The Plan shall remain in full force and effect in all respects, except as expressly amended hereby.

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